Exhibit 5.2

BABINEAUX, POCHÉ, ANTHONY & SLAVICH, L.L.C. ATTORNEYS & COUNSELORS

1201 CAMELLIA BOULEVARD THIRD FLOOR LAFAYETTE, LA 70508 P.O. BOX 52169 LAFAYETTE, LA 70505-2169 337.984.2505 PH 337.984.2503 FX	FRANK S. SLAVICH, III FSLAVICH@BPASFIRM.COM 337.984.7264 DIRECT LINE WWW.BPASFIRM.COM CLIENT NO.: 5284.2481

May 11, 2012

Green Field Energy Services, Inc.

Hub City Tools, Inc.

4023 Ambassador Caffery Parkway, Suite 200

Lafayette, Louisiana 70503

Ladies and Gentlemen:

We have acted as special counsel to Hub City Tools, Inc., a Louisiana corporation (the “Guarantor”), in connection with the issuance by Green Field Energy Services, Inc., a Delaware corporation (the “Company”) of up to $250,000,000 aggregate principal amount of 13% Senior Secured Notes due 2016 (the “Notes”) and the guarantee of the Notes (the “Guarantee”) by Guarantor, under an Indenture dated as of November 15, 2011 among the Company, the Guarantor and Wilmington Trust, National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 11, 2012 (the “Registration Statement”), as amended. The Notes and the Guarantee will be issued in exchange for the Company’s outstanding 13% Senior Secured Notes due 2016 (the “Old Notes”) and the related guarantee, on the terms set forth in the prospectus (the “Prospectus”) contained in the Registration Statement and the letter of transmittal to be filed as an exhibit thereto.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantee.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantor and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of Louisiana, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against surrender of the Old Notes in the circumstances contemplated by the Prospectus, Indenture and the Debt Registration Rights Agreement dated November 15, 2011 among the Company, the Guarantor and Jefferies & Company, Inc., the Guarantee will have been duly authorized by all necessary corporate action of the Guarantor.

With your consent, we have assumed that the Indenture, the Guarantee, and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Guarantor.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Babineaux, Poche, Anthony & Slavich L.L.C.

Babineaux, Poche, Anthony & Slavich, L.L.C.